Exhibit 99.1

           FBL Financial Group Names Richard J. Kypta General Counsel


    WEST DES MOINES, Iowa--(BUSINESS WIRE)--Aug. 2, 2007--FBL Financial Group, Inc. (NYSE:FFG) today announced that Richard J. Kypta will join the company as General Counsel. Following board action, he is expected to also be named Senior Vice President and Secretary. Kypta will replace Senior Vice President, Secretary and General Counsel, Stephen M. Morain, who is retiring from FBL Financial Group after 30 years of service. Morain has been General Counsel since 1982.

    "We are extremely pleased to have Rich join FBL Financial Group," said Jim Noyce, Chief Executive Officer. "He has a wealth of experience in the insurance industry, most recently with Aviva USA. His broad range of leadership qualifications and proven track record will make him a valuable addition to our executive management team."

    Richard J. Kypta joins FBL Financial Group from Aviva USA Corporation where he held a number of senior management positions including General Counsel. He most recently served as Senior Vice President and Chief Operating Officer. Prior to that, Kypta held a number of legal and finance positions within Aegon Insurance Group, including as General Counsel of the Advanced Products Division. He started his career with the public accounting firm of PricewaterhouseCoopers. Kypta holds a B.S. degree from Georgetown University, a M.S. degree from Johns Hopkins University and a J.D. degree from the University of Maryland's School of Law. He is a certified public accountant, a member of the Maryland Bar Association, and a Fellow of the Life Management Institute.

    "I would like to congratulate Steve on his successful career with FBL Financial Group and his upcoming retirement," Noyce added. "During his tenure, Steve has counseled our boards through a number of significant activities including mergers and other transactions within the Farm Bureau system that led to the creation of FBL, our holding company, and then FBL's initial public offering in 1996 and several subsequent mergers and acquisitions. His counsel during these transactions, as well as during the many legal changes that have occurred since FBL became a public company, has been invaluable."

    Morain will also be retiring from the Iowa Farm Bureau Federation for whom he has been General Counsel since 1982. "Steve has been instrumental in helping guide the Federation and insurance companies through significant growth," said Craig Lang, Chairman of the Board, FBL Financial Group, Inc. and President of the Iowa Farm Bureau Federation. The Iowa Farm Bureau will name a successor for their General Counsel in the near future.

    Morain has been active in bar, insurance and civic activities throughout his career. Morain has chaired the Iowa Life Insurance Guarantee Association since 1998, and is a member of the life and health guarantee funds in Colorado and Wyoming. He is a trustee and treasurer of Des Moines University, a director and vice president of the Des Moines Public Library Foundation, and chairman and a director of Edge Technologies, Inc. in Ames. Prior to FBL, Morain was an associate and partner in the Des Moines law firm now known as Davis, Brown, Koehn, Shors & Roberts, P.C. He holds his B.A. and J.D. degrees from the University of Iowa.

    FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL's subsidiaries underwrite, market and distribute life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of three Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

    FFG-1


    CONTACT: FBL Financial Group, Inc.
             Kathleen Till Stange, 515-226-6780
             Investor Relations Vice President
             Kathleen.TillStange@FBLFinancial.com